Exhibit 10.54

December 17, 2004

Robert C. Melendres

Dear Robert,

We are pleased to extend to you this offer of employment to join Spansion LLC (Spansion), in the position of Corporate Vice President General Counsel reporting to Bertand Cambou in our Sunnyvale, CA office. Your initial annual base salary will be $313,499.94 per year to be paid to you bi-weekly.

You will be eligible to participate in Spansion’s Vice President Incentive Plan (VPIP). The short-term component of that plan has a target of 45% of base pay and a maximum of 90% of base pay. The long-term component of the plan is based on rolling 3-year sales growth and ROE, relative to external benchmarks. The target payout under the long-term component is 30% of base pay, with a maximum of 60%. The long-term bonus is prorated for less than 3 years of service. Long-term bonuses are not payable to participants with less than 12 months’ service.

Further, subject to the approval of our Board of Directors, you will be granted a non-qualified

Spansion will make available to you a comprehensive benefits program and executive perqs including, medical, dental, life and disability coverage, 401(k) retirement savings plan with matching contributions, cash and deferred profit sharing plans, salary investment and payroll deduction stock investment plans, executive physical, a paid sabbatical after seven years of employment and a $1200 monthly automobile allowance.

Brochures describing these benefits will be provided at your request.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide Spansion with documents to verify your identity and your legal right to work in the United States.

As a current employee of Advanced Micro Devices, Inc., you will be eligible for bridging your AMD and Spansion service for purposes of stock option vesting continuity (if applicable), profit sharing eligibility and continuing sabbatical (or recognition trip) and vacation accrual. With respect to your current already accrued unused vacation, that time will transfer with you to Spansion. In addition, your current elections under AMD’s benefits programs (e.g. health and welfare insurance coverage, 401k contributions, flexibility account contributions, and stock purchase plan contributions, etc.) will transfer with you to Spansion.

If this offer is agreeable to you, please accept it by initialing each page, signing your name below and returning the original signed and dated document to me in the enclosed envelope.

Initial RCM

Robert C. Melendres

December 17, 2004

We look forward to having you as a member of our team and feel our association will be mutually rewarding. The dedication, creative drive and loyalty of our employees has enabled us to impact the world through our technological advances in the microelectronics field. We are confidant that you possess these qualities and that your contributions to Spansion will be significant.

If you have any questions, please feel free to contact me.

Sincerely,

/s/ Eric Bodtker

Eric Bodtker

Spansion Corporate Staffing

Cc: Bertrand Cambou

I am pleased to accept Spansion’s offer of employment as outlined above and in the enclosed attachment(s).

/s/ Robert C. Melendres	January 4, 2005
Signature	Date

January 10, 2005
Start Date